Exhibit (h)(43)

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Agreement”) made as of this 27th day of September, 2017 by and between TD ASSET MANAGEMENT USA FUNDS INC., a Maryland corporation, whose address is 399 Park Avenue, New York, NY 10022 (the “Corporation”), and TDAM USA INC., a Delaware corporation, whose address is 399 Park Avenue, New York, NY 10022 (the “Administrator”). This Agreement was originally made as of June 1, 2005, amended and restated as of March 8, 2013, and further amended and restated as of September 27, 2017.

WITNESSETH:

WHEREAS, the Corporation is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with distinct series of shares each having its own investment objectives, policies and restrictions;

WHEREAS, the Corporation desires to retain the Administrator to render or otherwise provide for administrative services in the manner and on the terms and conditions hereafter set forth with respect to the Corporation and each of the series of the Corporation set out on Schedule A, as it may be amended from time to time (each, a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Administrator undertakes to render or otherwise provide for administrative services in the manner and on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Corporation and the Administrator hereby agree as follows:

1.       Duties of the Administrator. The Administrator shall perform or arrange for the performance of the administrative and clerical services set out below.

(a)                With respect to the Corporation, the Administrator shall:

(i)	maintain and preserve the books and records, including financial and corporate records of the Corporation, as required by law or otherwise for the proper operation of the Corporation;

(ii)	oversee and assist in the coordination of, and, as the Corporation’s Board of Directors (the “Board”) may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Corporation by others, including attorneys, corporate fiduciaries, insurers, and such other persons in any such other capacity deemed to be necessary or desirable;

(iii)	furnish secretarial services, including, without limitation, preparation of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

(iv)	provide the Corporation with administrative office and data processing facilities and the services of an adequate number of persons competent to perform the administrative and clerical functions described in this Section 1(a);

(v)	arrange for the services of persons who may be appointed as officers of the Corporation, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers; and

(vi)	provide such assistance to the investment manager, custodian, other service providers to the Corporation and the Corporation’s counsel and auditors as generally may be required to carry on the business and operations of the Corporation.

(b)                With respect to each Portfolio, the Administrator shall:

(i)	maintain and preserve the books and records, including financial and corporate records of the Portfolio, as required by law or otherwise for the proper operation of the Portfolio;

(ii)	prepare and, subject to approval by the Portfolio, file registration statements, notices, reports and other documents required under U.S. federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Portfolio shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and oversee the monitoring of sales of shares of the Portfolio for compliance with state securities laws;

(iii)	calculate and publish the net asset value of the Portfolio’s shares;

(iv)	calculate dividends and distributions and performance data, and prepare other financial information regarding the Portfolio;

(v)	oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Portfolio by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

(vi)	provide the Portfolio with the services of an adequate number of persons competent to perform the administrative and clerical functions described in this Section 1(b);

(vii)	arrange for payment of the Portfolio’s expenses;

(viii)	provide routine accounting services to the Portfolio, and consult with the Corporation’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Portfolio;

(ix)	prepare such financial information and reports as may be required by any banks from which the Portfolio borrows funds;

(x)	develop and implement procedures to monitor the Portfolio’s compliance with regulatory requirements and with the Portfolio’s investment policies and restrictions as set forth in the Portfolio’s Prospectus and Statement of Additional Information (as currently in effect and as amended or supplemented from time to time, being herein collectively referred to as the “Prospectus”); and

(xi)	provide such assistance to the investment manager, custodian, other Portfolio service providers and the Corporation’s counsel and auditors as generally may be required to carry on the business and operations of the Portfolio.

(c)                 The Corporation agrees to furnish, or cause to be furnished, to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by the Corporation and the Portfolios, and originals or copies of all books, records and other documentation related in any way to the administration of the Corporation and the Portfolios, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

2.       Use of Third Parties. In providing for any or all of the services indicated in Section 1(a) or 1(b) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons to provide such services to the Corporation and/or to one or more Portfolios, provided that any such agreement shall have been approved by the Board and provided further that the Administrator shall be as fully responsible to the Corporation and each Portfolio for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder.

3.       Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide its own office space, facilities, equipment and the necessary personnel which it is obligated to provide under Section 1(a) hereof, except that the Corporation shall pay the expenses of legal counsel and accountants as provided in Section 5(b) of this Agreement. In addition, the Administrator shall be responsible for the payment of any persons engaged pursuant to Section 2 hereof. The Corporation shall assume and pay or cause to be paid all other expenses of the Corporation and each Portfolio, as applicable. Notwithstanding anything to the contrary herein contained, the Corporation or the Portfolios, and not the Administrator, shall be responsible for and bear the cost of any third party pricing services or any third party blue sky services.

4.      Compensation of the Administrator. For the services provided to the Corporation and each Portfolio by the Administrator pursuant to Sections 1(a) and 1(b) of this Agreement, each Portfolio shall pay the Administrator on or before the tenth (10th) day of each calendar month a fee for the previous month computed at the annual rate applicable to the Portfolio (if any) set out on Schedule B. The fee as computed in accordance with Schedule B shall be based upon the Portfolio’s average daily net assets. The value of each Portfolio’s net assets shall be computed at the times and in the manner specified for the Portfolio in the Portfolio’s Prospectus. If this Agreement becomes effective subsequent to the first day of a month, the fee for that part of the month during which this Agreement is effective shall be prorated according to the proportion that such period bears to the full month in which such effectiveness occurs. Upon termination of this Agreement with respect to one or more Portfolios before the last day of a month, the fee for such part of that month during which this Agreement was effective shall be prorated according to the proportion that such period bears to the full month in which such termination occurs and shall be payable within ten (10) days after the date of termination of this Agreement with respect to such Portfolio(s).

5.       Disaster Recovery. The Administrator shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment and shall take all commercially reasonable steps to ensure the periodic backup of computer files and data with respect to all books and records it maintains for the Corporation and each Portfolio pursuant to this Agreement. In performing its duties for the Corporation and Portfolios, as described herein, the Administrator shall use, and cause its agents to use, appropriate and up-to-date products that are commercially available to protect their respective systems and associated files and data from the threat of computer viruses and other similar destructive software elements (“Viruses”) and to prevent against the loss or interruption caused by Viruses or equipment failure. In the event of equipment failures, the Administrator shall, at no additional expense to the Corporation or any Portfolio, take reasonable steps to minimize service interruptions caused by equipment failure. The Administrator shall not be held liable for equipment failures, service interruptions or the loss or destruction of books, records or any other data or information of the Corporation or a Portfolio; provided, however, that any such failure, interruption, loss or destruction is not caused by the Administrator’s own willful malfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and provided further that the Administrator has complied with the provisions of this Section 5.

6.       Limitation of Liability of the Administrator; Indemnification.

(a)                The Administrator shall not be liable to the Corporation or any Portfolio for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Corporation, a Portfolio, or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(b)                The Administrator may, at the expense of the Corporation or a Portfolio, as applicable, (i) with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Corporation, and (ii) with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Corporation. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

(c)                 The Corporation, on behalf of each Portfolio, agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties hereunder. Subject to requirements of applicable laws, such expenses shall be paid by the Corporation in advance of the final disposition of any matter upon invoice by the Administrator and receipt by the Corporation of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

(d)                As used in this Section 5, the term “Administrator” shall include any affiliates of the Administrator performing services for the Corporation or a Portfolio contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

7.       Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and other services to the Corporation and the Portfolios in other capacities.

8.       Duration and Termination of this Agreement.

(a)                This Agreement shall become effective as of the date first above written and shall continue in effect with respect to the Corporation and each Portfolio from year to year so long as such continuation is specifically approved at least annually by the Board, including a majority of the directors who are not “interested persons” of the Corporation within the meaning of the 1940 Act and who have no direct or indirect interest in this Agreement; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, (i) on behalf of any or all of the Portfolios and the Corporation, by the Corporation, by the Board or, with respect to any Portfolio, by “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Portfolio, or (ii) by the Administrator on not less than 60 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its “assignment” as defined in the 1940 Act.

(b)                The Administrator hereby agrees that the books and records prepared hereunder with respect to the Corporation or a Portfolio are the property of the Corporation and further agrees that upon the termination of this Agreement or otherwise upon request the Administrator will surrender promptly to the Corporation copies of the books and records maintained hereunder.

9.       Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

10.   Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.   Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

12.   Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after postmark if such notice is mailed by first class, registered or certified mail, postage prepaid. Notice shall be addressed: (a) if to the Administrator, to: R. Michael Thorfinnson, Chief Administration Officer, TDAM USA Inc., 399 Park Avenue, New York, NY 10022, fax: 416-308-3142, e-mail: Mike.Thorfinnson@tdam.com; or (b) if to the Corporation, to: Michele Teichner, Chief Compliance Officer, TD Asset Management USA Funds Inc., 399 Park Avenue, New York, NY 10022, fax: 212-758-1170, e-mail: michele.teichner@tdam.com, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by facsimile transmission, electronic mail or other electronic means of same day delivery, with a confirming copy by first class, registered or certified mail, postage prepaid, posted on the same day as such electronic transmission.

13.   Separate Portfolios. This Agreement shall be construed to be made by the Corporation as a separate agreement with respect to each Portfolio (insofar as services are to be performed for, or obligations are undertaken by, a Portfolio rather than the Corporation), and under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio be deemed to constitute a right, obligation or remedy applicable to any other Portfolio.

14.   Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter and supersedes any prior arrangements, agreements or understandings.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.	TDAM USA Inc.

By: /s/Michele Teichner______	By: /s/Maya Gittens____________

Schedule A

TD Money Market Portfolio

TD U.S. Government Portfolio

TD Municipal Portfolio

TD California Municipal Money Market Portfolio

TD New York Municipal Money Market Portfolio

TD Institutional U.S. Government Fund

TD Institutional Treasury Obligations Money Market Fund

TD Short-Term Bond Fund

TD Core Bond Fund

TD High Yield Bond Fund

Epoch U.S. Equity Shareholder Yield Fund

Epoch Global Equity Shareholder Yield Fund

TD Global Low Volatility Equity Fund

TD Target Return Fund

Epoch U.S. Small-Mid-Cap Equity Fund

Schedule B

Portfolio	Annual Fee Rate (as a percentage of average daily net assets)
TD Money Market Portfolio	0.05%
TD U.S. Government Portfolio	0.05%
TD Municipal Portfolio	0.05%
TD California Municipal Money Market Portfolio	0.05%
TD New York Municipal Money Market Portfolio	0.05%
TD Institutional U.S. Government Fund	0.05%
TD Institutional Treasury Obligations Money Market Fund	0.05%
TD Short-Term Bond Fund	0.05%
TD Core Bond Fund	0.05%
TD High Yield Bond Fund	0.05%
Epoch U.S. Equity Shareholder Yield Fund	0.05%
Epoch Global Equity Shareholder Yield Fund	0.05%
TD Global Low Volatility Equity Fund	0.05%
TD Target Return Fund	0.05%
Epoch U.S. Small-Mid-Cap Equity Fund	0.05%

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